                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI 63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR THIRD QUARTER.  $.035 COMMON DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, February 14, 1997 . . . . . Huntco Inc. (NYSE: HCO)
today announced results of operations for its third quarter ended January 31, 1997. Net sales were $73.4 million, an increase of 7.2% in comparison to the prior year's third quarter net sales of $68.5 million. The Company reported net income of $.1 million, or $.02 per share, for the quarter ended January 31, 1997, which compares to net income of $2.2 million, or $.24 per share, for the prior year third quarter.

Net sales for the nine months ended January 31, 1997 were a record $235.8 million, an increase of 27.0% in comparison to net sales of $185.7 million for the comparable period of the prior year. The Company reported net income for the nine months ended January 31, 1997 of $5.1 million, or $.57 per share, which compares to a net loss of $1.6 million, or $.18 per share, for the nine month period ended January 31, 1996. Included in the net loss for the nine months ended January 31, 1996 was a charge for a lower of cost or market inventory adjustment of $5.0 million, net of income tax benefits, or $.56 per share.

The Company declared a dividend of $.035 per common share for shareholders of record on February 28, 1997, payable on March 10, 1997. The Company also declared a dividend on the 225,000 shares of its Series A Preferred Stock, which shares were issued on January 30, 1997 in connection with the Company's recently announced acquisition of certain assets of Coil-Tec, Inc., of approximately $.07 per share for its preferred shareholders of record as of February 24, 1997, payable on March 1, 1997.

The improvement in net sales is primarily attributable to increased levels of tons processed. The Company processed 210,864 tons of steel in the quarter ended January 31, 1997, an increase of 5.6% in comparison to the quarter ended January 31, 1996. The Company processed a record 680,902 tons of steel in the nine months ended January 31, 1997, an increase of 23.8% in comparison to prior year amounts. Approximately 22.2% of the tons processed in the three and nine month periods ended January 31, 1997, represented customer-owned material processed on a per ton, fee basis.

The Company indicated that its gross profit margins came under pressure late in its second quarter of fiscal 1997 and that this margin pressure extended into the third quarter. This narrowing of gross profit margins was primarily due to higher domestic prices for its primary raw material, hot rolled steel coils, as significant quantities of lower priced imported material were available in its market territories. The Company's gross profit margins were also negatively impacted during the three months ended January 31, 1997, due to lower absorption of operating costs, reflecting slower sales activity during much of the Company's third quarter. Net sales for the third quarter declined from the record levels attained in the second quarter of fiscal 1997 because of lower shipping volume due to two primary factors. First, shipments declined due to lower sales activity surrounding the November and December holiday periods, when the midweek holidays of 1996 effectively limited the number of shipping days and resulted in lower sales volume levels. Second, and more importantly, shipments declined during November and December as Coil-Tec liquidated a substantial amount of hot-rolled steel inventories both at its Blytheville, Arkansas and Bessemer, Alabama plants prior to the sale of certain of its assets to the Company on January 30, 1997. This lower level of third quarter sales activity, when combined with narrowing gross profit margins during most of the quarter, depressed the Company's gross profit and operating margins, resulting in the Company reporting nominal earnings per share for its third quarter of $.02 per share.

Looking ahead to the fourth quarter, the Company expects that its net sales will reach record levels, ahead of second quarter amounts, resulting in shipping volumes for the full fiscal year near 925,000 tons. While gross profit margins have begun to slowly recover, they are expected to remain under pressure during the quarter as the Company continues to shift its supplier base to lower its relative raw material costs. This process should be largely accomplished during the fourth quarter. Further, the Company commenced operations at its new facility in South Carolina during January, 1997 and is currently completing the start-up of the doubling of its capacity at its cold rolling operations in Blytheville, Arkansas. The Company also will install and start-up a new coil slitting line at its South Carolina facility during March, 1997. In light of these factors and current market conditions, gross profit margins in the fourth quarter are only expected to increase to around 9%.

Those who make use of any forward-looking data contained herein are encouraged to make reference to the discussion found under the title "Risk Factors - 1997 Forecast" included within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Company's Annual Report on Form 10-K for the year ended April 30, 1996, as filed with the Securities and Exchange Commission on July 26, 1996.

Huntco Inc. is an intermediate steel processor, specializing in the processing of flat rolled carbon steel.

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                                   HUNTCO INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (unaudited, in thousands, except per share amounts)


                                        Nine Months            Three Months
                                      Ended January 31       Ended January 31
                                       1997       1996        1997      1996
                                     -------    -------      ------    ------

Net sales                           $235,805   $185,664     $73,392   $68,486

Cost of sales                        211,830    176,342      67,616    60,458
                                     -------    -------      ------    ------

Gross profit                       23,975      9,322       5,776     8,028

Selling, general and
 administrative expenses              11,205      9,629       3,762     3,537
                                     -------    -------      ------    ------

Income (loss) from operations         12,770       (307)      2,014     4,491

Interest expense, net                 (4,483)    (2,188)     (1,788)   (1,052)
                                     -------    -------      ------    ------

Income (loss) before
 income taxes                          8,287     (2,495)        226     3,439

Provision (benefit) for
 income taxes                          3,161       (901)         86     1,286
                                     -------    -------      ------    ------

Net income (loss)                    $ 5,126  $  (1,594)    $   140   $ 2,153

Preferred dividends                     -          -           -         -
                                     -------    -------      ------    ------

Net income (loss) available
 to common shareholders              $ 5,126  $  (1,594)    $   140   $ 2,153
                                     =======    =======      ======    ======


Earnings (loss) per common share     $  .57    $  (.18)     $  .02    $  .24
                                      =====      =====       =====     =====

Weighted average
 common shares outstanding            8,952      8,940       8,942     8,940
                                      =====      =====       =====     =====

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                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                      January 31,    April 30,
                                                         1997          1996
                                                      ----------    ----------
                                                      (unaudited)   (audited)

ASSETS
Current assets:
 Cash                                                  $  3,161     $  2,737
 Accounts receivable, net                                38,968       36,804
 Inventories                                             78,902       53,964
 Other current assets                                     2,612        1,926
                                                        -------      -------
                                                        123,643       95,431

Property, plant and equipment, net                      137,941      120,338
Other assets                                              8,453        6,668
                                                        -------      -------
                                                       $270,037     $222,437
                                                        =======      =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                      $ 34,327     $ 29,003
 Accrued expenses                                         2,062        3,934
 Current maturities of long-term debt                       189          189
                                                        -------      -------
                                                         36,578       33,126
                                                        -------      -------

Long-term debt                                          105,424       73,066
Deferred income taxes                                     7,973        4,879
                                                        -------      -------
                                                        113,397       77,945
                                                        -------      -------

Shareholders' equity:
 Series A preferred stock (issued and outstanding
  225 and none, stated at liquidation value)              4,500         -
 Common stock:
  Class A (issued and outstanding, 5,292)                    53           53
  Class B (issued and outstanding, 3,650)                    37           37
 Additional paid-in-capital                              86,531       86,567
 Retained earnings                                       28,941       24,709
                                                        -------      -------
                                                        120,062      111,366
                                                        -------      -------
                                                       $270,037     $222,437
                                                        =======      =======
